Employment Offer Letter

April 5, 2006

Robert C. Pfeiffer

P.O. Box 13091

Coyote, CA 95013

Dear Chris,

It is with great pleasure that I extend to you an offer of employment with Sunrise Telecom. This offer letter will confirm the terms and conditions set forth for the position of Acting VP of Engineering, SRS. Upon acceptance, please sign this letter and return via fax (408-360-1959) and mail in the enclosed envelope at your earliest convenience.

  Starting Salary: $14,166.67/month
  Start Date: April 5, 2006
  Job Duties (tentative assignments, some or all may change in future)
    Manage the San Jose R&D lab
    Oversee management of the Sunrise Telecom China R&D lab
  Working Hours

  Starting from no later than 9:00 am daily.

  Benefits (per company policy)

  -10 paid holidays per year per company policy, 15 days of paid time off per year

  -Medical, dental & vision insurance: 100% premium paid for employee

  50% premium paid for spouse and children

  -Employee Stock Purchase Plan and Profit Sharing Plan

  -401(k) plan per company policy

  -Others per employee handbook

  5. Performance Review

  Performance reviews are generally given every on an annual basis on or around March 1st.

  Trial Period (First 3 months of employment with a performance evaluation upon successful completion)

Paid Personal Time Off (PTO) is not allowed, however, PTO hours are accrued normally.
/S/ PAUL A. MARSHALL Paul Marshall, Chief Executive Officer	Accepted by /S/ ROBERT C. PFEIFFER Robert C. Pfeiffer

Sunrise Telecom, Incorporated advises that conditions of employment may change from time to time without prior notice, and that any such changes could effect one or more of the above employment descriptions. Employment with Sunrise Telecom may be terminated by either Robert C. Pfeiffer or Sunrise Telecom for any reason at any time. Offer expires April 5, 2006